Exhibit 99.2

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P.
Adopts Equity Holding Policy
Whippany, New Jersey, May 7, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that the Compensation Committee of its Board of Supervisors (the “Board”) recently adopted an Equity Holding Policy which establishes guidelines for the level of Partnership equity holdings that members of the Board and executive management are expected to maintain. The Equity Holding Policy can be accessed through a link on the Partnership’s web site at www.suburbanpropane.com under the Investors section.
In announcing the adoption of the new policy, President and Chief Executive Officer Michael J. Dunn, Jr., said, “Equity compensation has historically been a key component of our executive compensation. This new policy is intended to align the long-term interests of our Supervisors and executives with the interests of our unitholders through mandatory retention of a certain level of equity holdings in the Partnership. At the same time, this new policy provides clear guidance to Supervisors and executives who may want to diversify their personal investment portfolios for reasons such as tax or estate planning.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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